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                                                                    Exhibit 99.2

                       [AMERICAN TOWER LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE

                                                        ATC Contact: Anne Alter,
                                   Vice President of Finance, Investor Relations
                                                      Telephone:  (617) 375-7500

           American Tower Corporation Announces Planned Unit Offering

Boston, Massachusetts - January 21, 2003 - American Tower Corporation (NYSE:AMT) today announced that it is seeking to raise approximately $400 million through an institutional private placement of Units consisting of (1) senior subordinated discount notes of a wholly owned subsidiary and (2) warrants to purchase shares of Class A common stock of American Tower Corporation. The company expects to use the net proceeds to reduce the term loans outstanding under its credit facilities and to repurchase its 2.25% convertible notes. The closing of the offering is expected later this month, subject to market conditions. At the closing, the net proceeds of the offering will be held in escrow pending the consent of the lenders under the company's credit facilities.

     The company will be seeking an amendment to its credit facilities to permit the company to conduct this offering and to use up to $216 million, consisting of cash on hand and a portion of the net offering proceeds, to repurchase 2.25% convertible notes. Pursuant to this proposed amendment, the company expects that it would repay no less than $200 million of the term loans outstanding under its credit facilities and the lenders' commitment under the revolving credit facility would be reduced by no less than $200 million. The actual amount of the permanent reduction in the lenders' commitment and the other terms of the amendment will depend on negotiations with the lenders. The company can provide no assurances as to whether it will be able to obtain the consent of its lenders and the terms of any such amendment.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the units.

     The units have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.


This press release contains "forward-looking statements" regarding our ability to complete this private placement, obtain the consent of our lenders and effectively use the proceeds. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statement include uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally, for the securities of telecommunications companies and for our notes in particular.